EXHIBIT 99.1


                                                               News Release
                                                           FOR IMMEDIATE RELEASE


Contacts: Chuck Coppa, CFO or Lyle Jensen, CEO
          GreenMan Technologies, 800-526-0860
          John Nesbett, Institutional Marketing Services, Inc. 203-972-9200


               GreenMan Technologies Acquire Welch Products, Inc.

  Acquisition Leverages GreenMan's Crumb Rubber Manufacturing Capabilities And
             Creates Vertically Integrated Products Subsidiary With
                          Enhanced Growth Opportunity

DES MOINES, Iowa - October 2, 2007 - GreenMan Technologies, Inc. (OTCBB: GMTI), a leading recycler of over 12 million scrap tires per year in the United States, today announced it has acquired Welch Products, Inc. The October 1, 2007 transaction was structured as a share exchange in which 100 percent of Welch Products' common stock will be exchanged for 8 million shares of GreenMan's common stock. GreenMan has completed the acquisition of approximately 98 percent of Welch's common stock and expects to acquire the remaining Welch common stock over the next few days.

Headquartered in Carlisle, Iowa, Welch Products specializes in design, product development, and manufacturing of environmentally responsible products using recycled materials, primarily recycled rubber. The company's patented products and processes include playground safety tiles, roadside anti-vegetation products, construction molds and highway guard-rail rubber spacer blocks. Through its recent acquisition of Playtribe, Inc., Welch also provides innovative playground design, equipment and installation. Welch Products has been a major crumb rubber customer of GreenMan for the past several years.

For the trailing twelve months ended June 30, 2007, Welch Products and Playtribe had combined unaudited revenues of approximately $3.5 million. Based on customer interest and quote activity, GreenMan expects continued growth in the second half of calendar 2007 and significant growth in calendar 2008 when Welch's EBITDA (earnings before interest, tax, depreciation and amortization) and net income are expected to be accretive.

Through the company's National Safe Surface Initiative(R), Welch Products has created an emerging product line and unique patented marketing program focused on: (1) improving playground safety and accessibility; (2) lowering playground maintenance costs; and (3) mitigating playground liability risks for schools, community and state parks, and child care centers. Welch's Duromat Extended LifeTM playground safety tiles are manufactured with a patented "cold-cure" process that allows high quality crumb rubber tiles to have a unique long life, even in extreme hot and cold temperatures. Additionally, a new market
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requirement created by the American Disabilities Act ("ADA") requires schools and other public playgrounds to provide all children access to outdoor play. Welch Products believes that loose-fill surfacing (e.g., wood chips, mulch, sand, and pea gravel) is rarely maintained to proper safety levels and does not allow children in wheelchairs or with other disabilities to easily use playground equipment. Welch Products' playground tiles are fully-ADA compliant and, during independent tests performed by the National Program for Playground Safety, demonstrated a 75 percent reduction in emergency room injuries given proper supervision.

The acquisition of PlayTribe, Inc., an innovative playground design, equipment, and installation company, provides playground equipment and recreational site amenities that encourage safe and imaginative play. Welch and PlayTribe are pioneering a unique, high-value-add sales strategy which circumvents the traditional distributor channels and sells directly to the end customer. This strategy has created enhanced customer satisfaction attributable to the companies' comprehensive approach to providing an overall solution for compliance, safety, accessibility, and turn-key quality installation.

Lyle Jensen, President and Chief Executive Officer of GreenMan Technologies, states, "Welch Products has developed strong brand names and high levels of customer satisfaction in the playground marketplace which supports a premium price point given the products' compelling safety profile and endorsements by various public and private organizations. The marriage of GreenMan and Welch/Playtribe allows both companies to build on each other's strengths and opens up a new billion dollar market."

Welch Products' Interim Chief Executive Officer & Managing Partner of First Continental Group ("FCG"), Bruce Boland commented, "Our Welch and FCG people have spent a great deal of human and financial resources in developing the Welch Overall Solutions(R) Project. The objective was to prove the value of sustainable value-add products made from used rubber that put people to work, provide safety for children, and prove to be a wise use of taxpayer dollars. We believe the end-result of this merger will give the Iowa Legislature on both sides of the aisle, the National Program for Playground Safety from Cedar Falls, Iowa, and our hard working employees who designed and developed this unique project within the borders of Iowa, the recognition they justly deserve."

Mr. Boland added, "We feel this merger with GreenMan is based on a number of sound business decisions that match up the strengths of both companies and we are comfortable that Lyle Jensen can provide the necessary leadership to drive this next phase of our business model as we look to a stronger calendar 2008. In our view, this adds up to a win-win for our customers, school children, bi-partisan legislatures, and all shareholders going forward. We are very excited about the future of the combined companies and will continue to help our combined investment grow."

Please join us Wednesday, October 3, 2007, at 2:00 PM EDT for a conference call in which we will discuss the Welch acquisition in more detail. To participate, please call 1-888-789-0150 and ask for the GreenMan call. A replay of the conference call can be accessed until 11:50 PM on October 31, 2007 by calling 1-800-408-3053 and entering pass code 3238370.
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About GreenMan Technologies

GreenMan Technologies pursues technological processes and unique marketing programs to transform recycled materials into renewable fuel, alternative energy, recycled feedstock, and innovative recycled products. Over twelve million tires are collected and recycled annually into tire-derived fuel, tire-derived aggregate, and crumb rubber feedstock for playground, athletic track and field, and road surfacing. Through the company's Welch Products subsidiary, the company develops and markets branded products and services that provide schools and other political subdivisions viable solutions for safety, compliance, and accessibility. To learn more about all of the companies, please visit the following websites:

www.greenman.biz
www.welchproducts.com
www.nssi-usa.com
www.playtribe.com

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not be able to secure the financing necessary to return to profitability, the possibility that the delisting of our stock by the American Stock Exchange could substantially limit our stock's future liquidity and our ability to raise capital, the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the annual report on Form 10-KSB for the fiscal period ended September 30, 2006. The Company disclaims any intent or obligation to update these "forward-looking" statements.